Exhibit 7.11

SHARE PLEDGE CONTRACT

CONTRACT NO.【AVICTC2017X1276-4】

This Share Pledge Contract (this “Contract”) is entered into in Nanchang, Jiangxi Province, China, as of November 19, 2017 by and among the following parties:

(1)                                 AVIC Trust Co., Ltd. (the “Pledgee”), a Sino-foreign joint venture incorporated and existing under the laws of the People’s Republic of China(“China” or “PRC”);

(2)                                 ShanghaiMed, Inc., a company incorporated and existing under the laws of the British Virgin Islands (the “Pledgor”).

(Each of the Pledgee and the Pledgor,  a “Party”, and collectively the “Parties”).

RECITALS

(A)                               WHEREAS, the Pledgee and Ligang Capital Investment (Shenzhen) Co., Ltd. (the “Borrower”) have entered into a loan contract( “中航信托·天启 (2017) 507号医疗行业并购贷款集合资金信托计划信托贷款合同”, Contract No. 【AVICTC2017X1276-2】)on November 19, 2017, pursuant to which the Pledgee agrees to provide the Loan to the Borrower (the “Loan Agreement”).  In accordance with the Loan Agreement, the Pledgor will provide the Borrower with a loan up to Renminbi Eighty Million (RMB80,000,000);

(B)                               WHEREAS, the Pledgor agrees to pledge 645,333 Common A Shares of iKang Healthcare Group, Inc. (Cayman Islands) (the “Target”) owned by the Pledgor to the Pledgee unconditionally and irrevocably, as security for the performance of the obligations by the Borrower under the Loan Contract, and the Pledgee agrees to accept such security.

(C)                               NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1.                                      Loan Contract

Both Parties hereto acknowledge and confirm that the Loan Contract for which the security of pledge is provided hereunder is the Loan Contract (“中航信托·天启(2017)507号医疗行业并购贷款集合资金信托计划信托贷款合同”, Contract No. 【AVICTC2017X1276-2】) entered into by and between the Pledgee and the Borrower.

2.                                      The Pledge

The Pledgor agrees to pledge 645,333 Common A Shares of the Target that it owns including any interest or dividend paid for such shares (the “Pledged Shares”) to the Pledgee unconditionally and irrevocably, as a security for the performance of the obligations by the Borrower under the Loan Contract (the “Pledge”). For avoidance of any doubt, notwithstanding any other provisions in this Contract or the Loan Contract, the Pledgee agrees that, prior to fully exercise of the Pledge by the Pledgee, all voting rights and applicable rights and interests (except financial interests) attached to the Pledged Shares shall remain fully held by the Pledgor.  The Parties agree: in the event that the actual principal provided by the Pledgee to the Borrower under the Loan Contract is less than Renminbi Eighty Million (RMB80,000,000), the actual number of the Pledged Shares shall be reduced proportionally.

3.                                      The Scope of Pledge

The Pledge under this Contract shall coverall indebtedness, obligations and liabilities of the Borrower under the Loan Contract (the “Secured Indebtedness”).

4.                                      The Term of Pledge

4.1                               The Pledge shall be continuously valid until expiry of the second anniversary after the term of loan agreed upon in the Loan Contract (the “Expiring Date”); provided, however, in the event that the Secured Indebtedness has been fulfilled prior to the Expiring Date, the Pledge shall be released upon fulfillment of the Secured Indebtedness (the “Term of the Pledge”).

4.2                               During the Term of the Pledge, in the event that the Borrower fails to pay back to the Pledgee the loan including principal amount, interests and applicable fine under the Loan Contract, the Pledgee shall have the right to dispose of the Pledged Shares entirely or partially in accordance with the provisions of this Contract.

5.                                      The Pledgor’s Representations and Warranties

The Pledgor hereby represents and warrants to the Pledgee that:

5.1                               The Pledgor is the sole legal owner of the Pledged Shares.

5.2                               Except for the Pledge, the Pledgor has not placed any security interest or other encumbrance on the Pledged Shares.

5.3                               The Pledgor has obtained any and all approvals and consents from applicable government authorities and third parties (if required) for the execution, delivery and performance of this Contract.

5.4                               The execution, delivery and performance of this Contract will not: i) violate any relevant PRC laws; ii) conflict with the Target’s articles of association or other constitutional documents; iii) result in any breach of or constitute any default under any contract or instrument to which it is a party or by which it is otherwise bound.

6.                                      The Pledgor’s Covenants and Further Assurance

6.1                               The Pledgor hereby covenants to the Pledgee, that during the Term of Pledge, the Pledgor shall:

6.1.1                     without the Pledgee’s prior written consent, not transfer the Pledged Shares, establish or permit the existence of any security interest or other encumbrance on the Pledged Shares, or dispose of the Pledged Shares by any other means, except by the performance of the Loan Contract;

6.1.2                     comply with the provisions of all laws and regulations applicable to the Pledge; AND

6.1.3                     promptly notify the Pledgee of any event or notice received by the Pledgor that may have an impact on the Pledgee’s rights to the Pledged Shares or any portion thereof or other obligations of the Pledgor arising out of this Contract.

6.2                               To protect or perfect the security interest granted by this Contract for payments under the Loan Contract, the Pledgor hereby undertakes to execute in good faith and to cause other parties who have interests in the Pledge to execute all agreements, deeds and/or covenants required by the Pledgee. The Pledgor also undertakes to perform and to cause other parties who have interests in the Pledge to perform actions required by the Pledgee, to facilitate the exercise by the Pledgee of its rights and authority granted thereto by this Contract, and to execute all relevant documents regarding ownership of the Pledged Shares with the Pledgee or its designee(s). The Pledgor undertakes to provide the Pledgee within a reasonable time with all notices, orders and decisions regarding the Pledge that are required by the Pledgee.

6.3                               In the event that the Borrower fails to pay its Secured Indebtedness due and payable under the Loan Contract and that the Pledgor fails to perform its pledge obligations under this Contract, the Pledgor agrees to bear joint and several liability with the Borrower.

7.                                      Exercise of Pledge

7.1                               Each of the following shall constitute an event of default (“Event of Default”):

(i)                                     any statement, warranty or representation made by the Pledgor under this Contract are not true, complete, accurate in any material aspect; or

(ii)                                  The Pledgor breaches or fails to fulfill any obligation or abide by any covenants and undertakings under this Contract.

7.2                               Upon the occurrence and during the continuance of an Event of Default, the Pledgee shall have the right to require the Pledgor to immediately pay any amount payable by Borrower under the Loan Contract, repay any loans and pay any other due payments, and the Pledgee shall have the right to exercise all such rights as a secured party under any applicable PRC laws, including the Guarantee Law of the People’s Republic of China and the Property Law of the People’s Republic of China, as in effect from time to time,  including without limitations:

(i)             to sell all or any part of the Pledged Shares at one or more public or private sales upon three (3) days’ prior written notice to the Pledgor, and any such sale or sales may be made for cash, upon credit, or for future delivery; or

(ii)          To execute an agreement with the Pledgor to acquire the Pledged Shares based on its monetary value which shall be determined by referencing the market price of the pledged property.

7.3                               The obligations of the Pledgor under this Contract shall not be relieved as a result of the fact that the Pledgee has received any additional securities (including but not limited to, guarantee, mortgage, pledge, stand-by letter of credit, etc.) for its rights under the Loan Contract; and the Pledgee shall, at its own discretion on the order and amount, have the right to require the Pledgor to fulfill its obligation to guarantee within the scope of pledge under this Contract.

7.4                               The Pledgor shall procure the Target Company to issue and deliver an letter of acknowledge to the Pledgee as set forth in Exhibit A, stating that the Target Company is aware of the Pledge hereunder and undertaking that it will not execute any documents authorizing the transmittal of all or any part of the Pledged Shares into ADSs proposed by the Pledgor or the controlling person of the Pledgor. The Pledgee shall, within three (3) days after the release of the Pledge pursuant to this Contract, issue and deliver to the Target Company a notice of release of pledge as set forth in Exhibit B, acknowledging that the Pledge has been released.

7.5                               Despite any other provisions to the contrary contained herein, when exercising its rights hereunder, the Pledgee must not sell the Pledged Shares to any major competitor of the Borrower or iKang Healthcare Group, Inc.

8.                                      Assignment

8.1                               The Pledgor shall not assign any of its rights or obligations under this Contract to any third party without the prior written consent of the Pledgee.

8.2                               The Pledgee shall not assign any of its rights or obligations under this Contract to any third party without the prior written consent of the Pledgor.

9.                                      Amendment to the Loan Contract

9.1                               Where the Pledgee and the Borrower agree in writing to amend the terms of the Loan Contract (including, but not limited to, the change of: repayment currency, way of repayment, special account for trust properties, settlement account, repayment account, expenses plan, repayment plan, start date or deadline of the performance of the debt in the case of not extending the term of the debt), the Pledgor agrees to continue to pledge the Pledged Shares to the Pledgee as the security for the performance of the debt under the amended Loan Contract.

9.2                               Where the Pledgee and the Borrower agree to increase the amount of the debt under the Loan Contract, without prior consent of the Pledgor, the Pledgor shall only be liable to pledge for the amount of the debt specified in the original Loan Contract.

10.                               Entire Agreement and Amendment to Agreement

10.1                        This Contract and all agreements and/or documents mentioned or included explicitly by this Contract constitute the complete agreement with respect to the subject matter of this Contract and shall supersede any and all prior oral agreements, contracts, understandings and communications made by the Parties with respect to the subject matter of this Contract.

10.2                        Any modification of this Contract shall be made in a written form and shall only become effective upon execution by all Parties of this Contract. Modifications and supplements to this Contract duly executed by the Parties shall be parts of this Contract and shall have the same legal effect as this Contract.

11.                               Governing Law

This Contract shall be construed in accordance with and governed by the laws of China.

12.                               Dispute Resolution

Any dispute or claim arising out of or in connection with or relating to this Contract shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties, any Party may initiate a legal action at the People’s Court where the Pledgee locates (i.e. Nanchang Municipality, Jiangxi Province).

13.                               Effective Date and Term

13.1                        This Contract shall be signed and take effect as of the date first set forth above.

13.2                        This Contract shall remain effective as long as the Pledge exists; and shall terminate on the date when the Pledge is released.

14.                               Notices

Notices or other communications required to be given by any party pursuant to this Contract shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of each relevant party as specified by such party from time to time. The date when a notice is deemed to be duly served shall be determined as follows: (a) a notice delivered personally is deemed duly served upon delivery; (b) a notice sent by mail is deemed duly served on the tenth (10th) day after the date when the postage prepaid registered airmail is posted (as evidenced by the postmark), or on the fourth (4th) day after the date when the notice is delivered to an internationally-recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon receipt as evidenced by the time shown in the transmission confirmation for the relevant documents.

15.                               Severability

If any provision of this Contract is judged to be invalid or unenforceable because it is inconsistent with applicable laws, such invalidity or unenforceability shall be only with respect to such laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected.

16.                               Counterparts

This Contract shall be executed in [four] originals by both Parties, with each Party holding [one] original, and the remaining [two] for relevant formalities. Both originals shall have the same legal effect.

17.                               Languages

Both Chinese and English versions of this Contract shall have equal validity. In case of any discrepancy between the English version and the Chinese version, the Chinese version shall prevail.

[Signature Pages Follow]

[Signature Pages]

IN WITNESS WHEREOF, the Parties have duly executed this Contract on the date appearing at the head hereof.

AVIC Trust Co., Ltd. (Seal)

Authorized Representative:

Signature:	/s/ Yao Jiangtao

ShanghaiMed, Inc.

Authorized Representative:

Signature:	/s/ Lee Ligang Zhang